Exhibit 14(a)(1)(ii)

[KPMG LOGO]

401 South Tryon Street

Suite 2300

Charlotte, NC 28202-1911

Independent Accounts’ Report

The Board of Directors

First Union National Bank:

We have examined management’s assertion, included in the accompanying report, the First Union National Bank (the Bank) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s (MBA’s) Uniform Single Attestation Program for Mortgage Bankers, except for minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans, as of and for the year ended December 31, 2001.  Management is responsible for the Bank’s compliance with those minimum servicing standards.  Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the applicable minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Bank’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that the Bank has complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2001 is fairly stated, in all material respects.

/s/ KPMG LLP

March 6, 2002

[WACHOVIA SECURITIES]	8739 Research Drive
Charlotte, NC 28288

Management Assertion

As of and for the year ended December 31, 2001, First Union National Bank (the Bank) complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s (MBA’s) Uniform Single Attestation Program for Mortgage Bankers, except for minimum servicing standards V.4 and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans.  As of and for this same period, the Bank had in effect a fidelity bond and errors and omissions policy in the amount of $200 million and $20 million, respectively.

/s/ John M. Church
John M. Church
Managing Director/Senior Vice President
First Union National Bank

/s/ Timothy S. Ryan
Timothy S. Ryan
Director/Vice President
First Union National Bank

March 6, 2002